Exhibit 99.1

Spectrum Pharmaceuticals Appoints Seth H.Z. Fischer to Board of Directors

HENDERSON, Nev. – April 23, 2020 - Spectrum Pharmaceuticals (NasdaqGS: SPPI), a biopharmaceutical company focused on novel and targeted oncology therapies, today announced the appointment of Seth H.Z. Fischer to its Board of Directors. Mr. Fischer fills a vacancy left by Mr. Raymond Cohen, who retired from the Board effective April 22, 2020. Mr. Fischer will serve on the Board until the company’s next annual meeting of stockholders or until his respective successor is elected and qualified.

“Mr. Fischer brings to the Board over 37 years of experience in the pharmaceutical industry, including 29 years in various leadership roles at Johnson & Johnson,” said Joe Turgeon, President and CEO, Spectrum Pharmaceuticals. “We believe Mr. Fischer’s experience in pharmaceutical operations and commercialization in a wide range of therapeutics qualifies him to serve on our Board. We would like to thank Mr. Cohen who has served with integrity on the Spectrum Board for many years. His contributions and guidance have been outstanding and we wish him well in all of his future endeavors.”

Mr. Fischer currently serves as a member of the Board of Directors of Marinus Pharmaceuticals, Inc. (MRNS), Agile Therapeutics, Inc. (AGRX), and is also an advisor to MedHab, LLC. Previously, Mr. Fischer served as the Chief Executive Officer and as a Director of Vivus, Inc., a publicly traded biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, diabetes, sleep apnea and sexual health from September 2013 to December 2017.

Prior to Vivus, Mr. Fischer served in various positions of increasing responsibility at Johnson & Johnson, most recently as company Group Chairman, Johnson & Johnson, and Worldwide Franchise Chairman of Cordis Corporation. Prior to that, he served as company Group Chairman, North America Pharmaceuticals, which included responsibilities for Ortho-McNeil Pharmaceuticals, Janssen and Scios. Prior to that, Mr. Fischer served as President of Ortho-McNeil Pharmaceuticals. Mr. Fischer’s operating responsibilities encompassed the commercialization of products in multiple therapeutic categories including neurologic products for epilepsy and migraines and products in the analgesic, anti-infective, cardiovascular, psychiatric and women’s health areas. From May 2013 to May 2019, Mr. Fischer also served on the Board of Directors of BioSig Technologies, Inc.

11500 S. Eastern Ave., Ste. 240  •  Henderson, Nevada 89052  •  Tel: 702-835-6300  •  Fax: 702-260-7405  •  www.sppirx.com

•  NASDAQ: SPPI

About Spectrum Pharmaceuticals, Inc.

Spectrum Pharmaceuticals is a biopharmaceutical company focused on acquiring, developing, and commercializing novel and targeted oncology therapies. Spectrum has a strong track record of successfully executing across the biopharmaceutical business model, from in-licensing and acquiring differentiated drugs, clinically developing novel assets, successfully gaining regulatory approvals and commercializing in a competitive healthcare marketplace. Spectrum has a late-stage pipeline with novel assets that serve areas of unmet need. This pipeline has the potential to transform the company in the near future. For additional information on Spectrum Pharmaceuticals please visit www.sppirx.com.

Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements are based on management’s current beliefs and expectations. These statements include, but are not limited to, statements that relate to Spectrum’s business and its future, and any other statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that Spectrum’s existing and new drug candidates may not prove safe or effective, the possibility that our existing and new applications to the FDA and other regulatory agencies may not receive approval in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the company’s reports filed with the Securities and Exchange Commission. The company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

SPECTRUM PHARMACEUTICALS, INC.® is a registered trademark of Spectrum Pharmaceuticals, Inc and its affiliate. REDEFINING CANCER CARE™ and the Spectrum Pharmaceuticals logos are trademarks owned by Spectrum Pharmaceuticals, Inc. Any other trademarks are the property of their respective owners.

11500 S. Eastern Ave., Ste. 240  •  Henderson, Nevada 89052  •  Tel: 702-835-6300  •  Fax: 702-260-7405  •  www.sppirx.com

•  NASDAQ: SPPI

© 2020 Spectrum Pharmaceuticals, Inc. All Rights Reserved

Contacts:

Robert Uhl

Managing Director, Westwicke ICR

858.356.5932

robert.uhl@westwicke.com

Kurt Gustafson

Chief Financial Officer

949.788.6700

InvestorRelations@sppirx.com

11500 S. Eastern Ave., Ste. 240  •  Henderson, Nevada 89052  •  Tel: 702-835-6300  •  Fax: 702-260-7405  •  www.sppirx.com

•  NASDAQ: SPPI